UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

January 12, 2011

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32743	74-1492779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas	75251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 13, 2011, EXCO Resources, Inc. (“EXCO”) issued a press release reporting its year-end 2010 proved reserves. A copy of this press release is being furnished as Exhibit 99.1 to this report.

On January 12, 2011, EXCO and the Special Committee of the Board of Directors (“Special Committee”) entered into an agreement (the “Confidentiality Agreement”) with Douglas Miller containing customary confidentiality and standstill provisions. The standstill provisions prohibit Mr. Miller from, among other things, acquiring additional shares of EXCO common stock, entering into agreements regarding or soliciting proxies in connection with an acquisition of EXCO and seeking to influence the management of EXCO in connection with such an acquisition. In addition, the Confidentiality Agreement prohibits Mr. Miller from entering into agreements preventing EXCO shareholders from voting in favor of or tendering their shares in other offers to acquire EXCO or preventing financing sources from providing financing to other parties in connection with an acquisition of EXCO. The Confidentiality Agreement also limits the parties with whom Mr. Miller can enter into financing arrangements. The Special Committee expects to enter into similar agreements with other parties interested in exploring a possible acquisition of EXCO. The foregoing description of the Confidentiality Agreement is not complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, a copy of which is filed herewith as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated January 13, 2011, issued by EXCO Resources, Inc.

99.2	Confidentiality Agreement, dated January 12, 2011, among EXCO Resources, Inc., the Special Committee and Douglas Miller.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCO RESOURCES, INC.

Date: January 13, 2011	By:	/s/ J. DOUGLAS RAMSEY
J. Douglas Ramsey, Ph.D. Vice President – Finance

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated January 13, 2011, issued by EXCO Resources, Inc.

99.2	Confidentiality Agreement, dated January 12, 2011, among EXCO Resources, Inc., the Special Committee and Douglas Miller.